News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM INCREASES CREDIT FACILITY TO $750 MILLION

Bakersfield, CA - April 28, 2006 - Berry Petroleum Company (NYSE:BRY) has increased its credit facility from $500 million to $750 million and increased its current borrowing base under the facility from $350 million to $500 million. Terms of the five-year unsecured credit facility are substantially similar, and in certain instances, more favorable to the Company compared to the previous credit facility.

Ralph Goehring, executive vice president and chief financial officer, stated “Our stable production base and existing hedge position allow us to increase our borrowing capacity so that we can continue to grow the Company through acquisitions. Over the last few years we have made several sizable acquisitions and, including our recent Piceance Basin, CO acquisition, our outstanding debt under the facility at March 31, 2006 was approximately $250 million.”

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Please refer to PART 1, Item IA. Risk Factors of Berry’s Form 10-K filed with the Securities and Exchange Commission for a complete discussion of these risks.

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